Exhibit 23.3 - Report of Independent Accountants

To The Board of Directors and Shareholders
Congoleum Corporation

   We have audited the statements of operations, changes in stockholders' equity and cash flows of Congoleum Corporation for the year ended December 31, 1995, which are included on pages 6 through 25 of the 1997 Annual Report to Shareholders of Congoleum Corporation and incorporated by reference herein. We have also audited the financial statement schedule listed in the Index as Item 14(a) for the year ended December 31, 1995. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the results of its operations, its stockholders' equity, and its cash flows for the year ended December 31, 1995, in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects, the information required to be included therein.


COOPERS & LYBRAND L.L.P.
Philadelphia, Pennsylvania
February 20, 1996